Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 2, 2012, with respect to the consolidated financial statements of Innovate/Protect, Inc. (a development stage company) contained in the Registration Statement. We consent to the use of the aforementioned report in the Registration Statement and to the use of our name as it appears under the caption "Experts."

/s/ GRANT THORNTON LLP

New York, New York

April 6, 2012